Exhibit 99.4

Promissory Note

For value received, Organic Alliance, Inc. promises to pay to the order of Dr. Corey Ruth the sum of fifty thousand dollars ($50,000) with an annual interest rate of 5% per the terms below.  In exchange Organic Alliance Inc. shall give 200,000 restricted shares, post any reverse stock split that might be contemplated.

This note shall be paid on or before February 4, 2010.  This note shall be prepaid without penalty.  All payments shall be first applied to earned interest and the balance to principal.

Parties to the note waive presentment, demand, and protest, and all notices thereto.  In the event of default, the undersigned company agrees to pay all costs of collection and reasonable attorney's fees to the extent of the law.

Dr. Corey Ruth:  /s/ Corey Ruth
Signature

Print name: Corey K. Ruth MD	Date: 12/18/09

Organic Alliance Inc.

Parker Booth, CEO /s/ Parker Booth	Date: 12-11-09